Exhibit 99.3
Unaudited Pro Forma Consolidated Financial Statements

Introduction

As previously reported on form 8-K filed with the SEC on April 17, 2006, on April 11, 2006 (the “Closing Date”), Iconix Brand Group, Inc. (“Iconix”) completed its acquisition of certain assets of Mudd (USA) LLC, (“Mudd”or "Seller"), a Delaware limited liability company, related to the Seller’s business of marketing, licensing and managing the Seller’s MUDD® brands, trademarks, intellectual property and related names worldwide, excluding China, Hong Kong, Macau and Taiwan (the “Purchased Assets”). As previously reported on a Form 8-K filed with the Securities and Exchange Commission on April 6, 2006, Iconix entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Mudd on March 31, 2006 for the acquisition of the Purchased Assets.

Iconix paid the following consideration for the Purchased Assets: (i) $45 million in cash, which was funded from a portion of the proceeds of the Notes (as defined below) issued by IP Holdings (as defined below), and (ii) the issuance to the Seller of 3,269,231 restricted shares of the Iconix common stock, $0.001 par value per share (the “Shares”). The Shares were issued without registration under the Securities Act of 1933, as amended (the “Act”), in reliance upon the exemptions from registration provided under 4(2) of the Act. The issuance of the Shares did not involve any public offering; Iconix made no solicitation in connection with the issuance of the Shares other than communications with Mudd; Iconix obtained representations from Mudd regarding its investment intent, experience and sophistication; Mudd either received or had access to adequate information about Iconix in order to make informed investment decisions; Iconix reasonably believed that Mudd is an accredited investor; and the certificates representing the Shares were issued with restricted securities legends.

In connection with the transaction, Iconix simultaneously sold the Purchased Assets to IP Holdings, LLC, a special purpose entity in which the Iconix owns directly a 53.5% limited liability company interest and owns indirectly through subsidiaries the remaining limited liability company interests (“IP Holdings”). On the Closing Date, IP Holdings entered into a license agreement (the “License Agreement”) with Mudd in which it granted Mudd the exclusive right to use the MUDD® trademark in connection with the design, manufacture, sale and distribution of women’s and children’s woven bottoms and related products in the United States. Mudd has guaranteed for two years minimum licensing revenues from the Purchased Assets and royalties under the License Agreement. The guaranty and certain obligations to Iconix under the Purchase Agreement are secured by the pledge by Mudd of a portion of the cash and Shares.

The financing for the purchase of the Purchased Assets by IP Holdings from Iconix was accomplished through the private placement on April 11, 2006 by IP Holdings totaling approximately $136 million principal amount of IP Holdings Asset-Backed Notes (the “Notes”). The issuance of the Notes raised $49 million in new financing for IP Holdings (before giving effect to the payment of expenses in connection with the issuance of the Notes and required deposits to reserve funds), and approximately $87 million principal amount of the Notes was exchanged for notes previously issued by IP Holdings. In consideration for the purchase of the Purchased Assets by IP Holdings from Iconix, IP Holdings paid to Iconix $45 million and increased Iconix’s capital account in IP Holdings in amount equal to the remaining value of the Purchased Assets. The Notes are secured by the Purchased Assets, as well as by other intellectual property assets owned by IP Holdings. The Notes were issued pursuant to a Fourth Amended and Restated Indenture (the “Indenture”) between IP Holdings and Wilmington Trust Company, as trustee, and were purchased by Mica Funding, LLC pursuant to a Note Purchase Agreement (the “Note Purchase Agreement”) among the Registrant, IP Holdings and Mica Funding, LLC. The payment of the principal of and interest on the Notes will be made from amounts received by IP Holdings under license agreements with various licensees of the Purchased Assets and IP Holdings’ other intellectual property assets. Iconix is not obligated, and Iconix’s assets are not available, to pay any amounts with respect to the Notes if amounts received under such license agreements are insufficient to make such payments. IP Holdings’ assets are not available to pay any obligations of Iconix.

The following unaudited pro forma consolidated financial statements as of and for the year ended December 31, 2005 give effect to (a) the acquisition by Iconix in April 2006 of the Purchased Assets from Mudd, a Delaware limited liability company, (b) the acquisition in September 2005 of Rampage brand from Rampage Licensing, LLC, a California limited liability company (the "Rampage") and (c) the acquisition in July 2005 of certain assets of Joe Boxer Company, LLC, a Delaware limited liability company, Joe Boxer Licensing, LLC, a Delaware limited liability company, JBC Canada Holdings, LLC, a Delaware limited liability company and  Joe Boxer Canada, LP, a Delaware limited partnership (collectively, "Joe Boxer"), under the purchase method of accounting. These pro forma statements are presented for illustrative purpose only. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma consolidated financial statements do not purport to represent what the results of operations of Iconix would actually have been if the acquisition had in fact occurred at the beginning of the periods presented, nor do they purport to project the results of operations of Iconix for any future period. Unaudited pro forma consolidated financial statements giving effect to the Joe Boxer acquisition only were previously filed in the Iconixs Form 8-K/A filed on October 7, 2005 and unaudited pro forma consolidated financial statements giving effect to the Joe Boxer and Rampage acquisitions only were previously filed in the Iconix’s Form 8-K/A filed on December 2, 2005.

Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The estimated fair values, useful lives and amortization of certain assets acquired are based on a preliminary valuation and are subject to final valuation adjustments. The Mudd, Joe Boxer and Rampage trademarks have been determined to have an indefinite useful life, and accordingly, in accordance with Statement of Financial Accounting Standards No. 142, no amortization will be recorded in Iconix’s consolidated statements of operations. Instead, the related intangible asset will be tested for impairment at least annually, with any related impairment charge recorded to the statement of operations at the time of determining such impairment.

The pro forma condensed balance sheets assume that these acquisitions had occurred as of December 31, 2005. The pro forma consolidated statements of operations for the year ended December 31, 2005 were prepared by combining Iconix’s historical statement of operations for the year ended December 31, 2005 and the Mudd statements of revenues and direct operating expenses of the assets sold for the year ended March 31, 2006 and the Joe Boxer and Rampage results of operations prior to the dates of the related acquisition, giving effect to each of the acquisitions as though they had occurred at the beginning of the year (January 1, 2005).

The consolidated historical financial information of Iconix is derived from the consolidated financial statements included in Iconix’s Form 10-K for the year ended December 31, 2005. The historical financial information of MUDD as of and for the year ended March 31, 2006 is derived from the related audited financial information included herein. The historical financial information of Joe Boxer and Rampage are derived the respective historical financial statements previously filed on Iconix’s Form 8K/A filed on December 2, 2005. In addition, the pro forma statements of operation include 21 days of historical operations from July 1, 2005 to July 21, 2005 for Joe Boxer and two and a half months of historical operations from July 1, 2005 to September 15, 2005 for Rampage.

Unaudited Pro Forma Condensed Balance Sheet
As of December 31, 2005
('000 omitted, except per share information)

	Iconix	MUDD
	as of 12/31/05	as of 3/31/06	Pro Forma Adjustments		Pro Forma
	Historical	Historical	Note (a)	Note (b)	Consolidated
Assets

Current assets
Cash (including restricted cash of $4,094)	11,687	-	275	-	11,962
Marketable securities	553	-	-		553
Accounts receivable, net	3,532	-	-	-	3,532
Due from affiliate	193	-	-	-	193
Deferred income taxes	3,716	-	-	-	3,716
Prepaid advertising and other	2,664	-	-	-	2,664
Total current assets	22,345	-	275	-	22,620

Property and equipment at cost:
Furniture, fixtures and equipment	2,027	-	-	-	2,027
Less: accumulated depreciation and amortization	(1,175)	-	-	-	(1,175)
	852	-	-	-	852
Other assets:
Restricted cash	4,982	-	2,450	-	7,432
Goodwill	32,835	-	9,693	-	42,528
Intangibles, net	139,281	65,621	89,540	(65,621)	228,821
Deferred financing costs, net	3,597	-	490	-	4,087
Deferred income taxes	11,978	-	-	-	11,978
Other	1,374	-	-	-	1,374
	194,047	65,621	102,173	(65,621)	296,220

Total assets	217,244	65,621	102,448	(65,621)	319,692

Liabilities and stockholders equity

Current liabilities:
Accounts payable and accrued expenses	3,360	-	990	-	4,350
Accounts payable, subject to litigation	4,886	-	-	-	4,886
Current portion of deferred revenue	4,782	-	-	-	4,782
Current portion of long term debt	13,705	-	-	-	13,705
Total current liabilities	26,733	-	990	-	27,723

Deferred revenue	-	-	-	-	-
Deferred income taxes	4,201	-	-	-	4,201
Long term debt	85,414	-	49,000	-	134,414

Contingencies and commitments	-	-	-	-	-

Stockholders' equity:
Common stock, $.001 par value - shares
authorized 75,000; share issued 35,540	36	-	3	-	39
Additional paid-in capital	136,842	65,621	52,455	(65,621)	189,297
Accumulated earnings (deficit)	(35,315)	-	-	-	(35,315)
Treasury stock - 198 shares at cost	(667)	-	-	-	(667)
Total stockholders' equity	100,896	65,621	52,458	(65,621)	153,354

Total liabilities and stockholders' equity	217,244	65,621	102,448	(65,621)	319,692

See accompanying introduction and notes to unaudited pro forma consolidated financial statements.

Unaudited Pro Forma Consolidated Statement of Operations
For the Year ended December 31, 2005
('000 omitted, except per share information)

	Year Ended 12/31/2005 Iconix Historical	2005 Closed Acquisitions Historical Note (c)	2005 Closed Acquisitions Pro Forma Adjustments Note (d)	Sub-Total Pro Forma Consolidated	12 Months Ended 3/31/2006 Mudd Historical	Pro Forma Adjustment		Total Pro Forma Consolidated

Net Revenue	30,156	14,890	-	45,046	10,994	8,000	(e)	64,040

Selling, general & administrative expenses	13,880	4,588	835	19,303	6,061	(2,730)	(f)	22,634
Special charges	1,466	-	-	1,466	-	-		1,466

Operating income	14,810	10,302	(835)	24,277	4,933	10,730		39,940

Interest expense - net	3,902	1,243	2,518	7,663	-	4,503	(g)	12,166

Income before income taxes	10,908	9,059	(3,353)	16,614	4,933	6,227		27,774

Provision (benefit) for income taxes	(5,035)	-	1,000	(4,035)	-	3,794	(h)	(241)

Net income (loss)	15,943	9,059	(4,353)	20,649	4,933	2,433		28,015

Earnings per share:
Basic	0.51							0.73
Dilutied	0.46							0.66

Weighted number of common shares
outstanding
Basic	31,284		6,521	35,243		3,269	(i)	38,512
Dilutied	34,773		6,521	38,732		3,473	(i)	42,205

See accompanying introduction and notes to unaudited pro forma consolidated financial statements.

Unaudited Pro Forma Consolidated Financial Statements

The financial information presented in the unaudited pro forma financial statements is based on amounts and adjustments that management believes to be factually supportable.  The company made no attempt to include forward looking assumptions in such information.

Notes to Unaudited Pro Forma Consolidated Balance Sheets:

a)
Reflects the allocation of cost associated with the Purchased Assets from Mudd under the purchase method of accounting as though the acquisition occurred on December 31, 2005, and the impact of the financing associated with the acquisition.

Total purchase price was determined as follows:

(000’s omitted, except share information )

Cash paid at closing	$45,000

Fair value of 3,269,231 shares of $.001 par value common stock at $14.64 fair market value per share	47,862

Value of 408,334 warrants ($5.98 exercise price for 333,334 warrants and $8.58 exercise price for 75,000 warrants) issued as a cost of the acquisition	4,596

Total equity consideration	52,458

Other estimated costs of acquisition, including $990 to be paid after closing	1,775

Total estimated cost of acquisition	$99,233

The purchase price was allocated to the fair value of the assets acquired and liabilities assumed as follows:

(000’s omitted)

Mudd Trademark	$87,100
Domain Name	340
License Agreements	700
Non-Compete Agreements	1,400
Total Intangibles, excluding Goodwill	89,540

Goodwill	9,693

Total allocated purchase price	$99,233

On April 11, 2006 IP Holdings, LLC (“IPH”), a subsidiary of Iconix acquired the Purchased Assets with the issuance of Asset-Backed Notes totaling $49 million in new financing at a variable interest rate of LIBOR + 4% in the first year of the 5-year term and a fixed interest rate of applicable treasury rate + 4.5% for the remaining 4 years, secured by the acquired assets from Mudd, as well as by other intellectual property assets owned by IPH. The applicable treasury rate is the rate charged for a United States treasury security maturing on a date closest to the expected average life of this portion of the Asset-Backed Note. There are no principal payments required with respect to $49 million in new financing in the first year. The proceeds of this portion of the Asset-Backed Note were used as follows: $45.0 million was paid to the sellers, approximately $490 thousand was used to pay costs associated with the financing, approximately $2.45 million was placed in a liquidity reserve account as required by the lender, approximately $785 thousand was used to pay professional fees associated with the acquisition and approximately $275 thousand of which was available to Iconix for working capital purposes. The costs relating to the $49 million in new financing of approximately $490 thousand have been deferred and are being amortized over the 5 year life of the financed debt. As a result of this new financing, the principal amount of the outstanding Asset-Backed Notes is approximately $138 million as of the date of the pro forma statement (December 31, 2005).

b)	Represents the elimination of historical value of intangibles in the Purchased Assets of approximately $66 million.

Notes to Unaudited Pro Forma Consolidated Statement of Operations:

c)

Represents historical information for the 2005 closed acquisitions for the Joe Boxer acquisition for the period from January 1, 2005 to July 21, 2005 and for the Rampage acquisition for the period from January 1, 2005 to September 14, 2005 derived from the following amounts.

(000’s omitted)

	Joe Boxer 1/1/05-6/30/05	Joe Boxer 7/1/05-7/21/05	Rampage 1/1/05-6/30/05	Rampage 7/1/05-9/15/05	2005 Closed Acquisitions Historical
Licensing income	7,978	1,161	3,899	1,852	14,890
SG&A	2,015	246	1,542	785	4,588
Operating income	5,963	915	2,357	1,067	10,302
Interest expense - net	290	35	684	234	1,243
Income before income taxes	5,673	880	1,673	833	9,059
Provision (benefit) for income taxes	-	-	-	-	-
Net income (loss)	5,673	880	1,673	833	9,059

d)

Represents pro forma adjustments for the 2005 closed acquisitions for the Joe Boxer acquisition for the period from January 1, 2005 to July 21, 2005 and for the Rampage acquisition for the period from January 1, 2005 to September 14, 2005 and is comprised of:

(000’s omitted)

	Joe Boxer 1/1/05-6/30/05	Joe Boxer 7/1/05-7/21/05	Rampage 1/1/05-6/30/05	Rampage 7/1/05-9/15/05	2005 Closed Acquisitions Pro Forma Adjustments
Licensing income	-	-	-	-	-	(i)
SG&A	340	42	320	133	835
Operating income	(340)	(42)	(320)	(133)	(835)
Interest expense - net	1,744	214	317	243	2,518	(ii)
Income before income taxes	(2,084)	(256)	(637)	(376)	(3,353)
Provision (benefit) for income taxes	1,000	-	-	-	1,000	(iii)
Net income (loss)	(3,084)	(256)	(637)	(376)	(4,353)
Weighted number of common shares outstanding
Basic		4,350		2,171	6,521	(iv)
Dilutied		4,350		2,171	6,521

(i)
For Joe Boxer, represents the six months and 21 days of additional amortization of acquired intangible assets of approximately $1.3 million on a straight line basis over the remaining contract period of 2.5 years (approximately $299 thousand in total) and the deferred refinancing fees of approximately $1 million incurred in the related financing arrangement over the 7 year life of the debt (approximately $83 thousand in total). For Rampage, represents the eight months and 15 days of additional amortization of acquired Rampage licensing contracts of approximately $550 thousand, Rampage domain name of approximately $230 thousand and non-compete agreement of approximately $600 thousand, on a straight line basis over the remaining contract period of 3, 5, and 2 years, respectively (approximately $375 thousand in total), as well as amortization of the deferred financing fees of approximately $774 thousand which is amortized over the 7 year life of the related debt (approximately $78 thousand in total).

(ii)
For Joe Boxer, represents the incremental interest expense at the historical interest rate of 8.45% related to refinancing incurred as part of the acquisition. For Rampage, represents the incremental interest expense at the historical interest rate of 8.1% related to refinancing incurred as part of the acquisition.

(iii)
Represents the additional deferred income tax provision that would have been recorded against the incremental earnings generated from the acquired Joe Boxer business based on the amount of deferred tax asset recorded in the related purchase accounting.

(iv)	Represents the shares of Iconix's common stock that were issued as part of the Joe Boxer and Rampage acquisitions.

e)
Represents guaranteed minimum royalty revenues to be earned by Iconix from the core jean licensee, Mudd USA under the licensing agreement signed as part of the acquisition. Prior to the acquisition revenue from the jeans business was included in other Mudd operations, not sold to Iconix, which included businesses focused on the design, manufacture and sales of apparel goods.

f)
Represents adjustments of approximately $3.6 million on a full year basis to reduce Mudd’s SG&A for non-recurring licensing agent fees. This would be offset by one year’s amortization of the value assigned to the acquired Mudd licensing contracts of $700 thousand, Mudd domain name of $340 thousand and non-compete agreement of $1.4 million, on a straight line basis over the remaining contract period of 2, 5, and 4 years, respectively (approximately $768 thousand total) . Additionally includes approximately $100 thousand for contractual compensation expense related to the management of the brand.

g)
Represents the interest expense at the historical interest rate 8.99% related to incremental financing incurred as part of the Mudd acquisition (approximately $4.4 million in total) and $490 thousand of deferred financing fees incurred in closing the Mudd financing arrangement over the 5 year life of the financed debt (approximately $98 thousand in total).

h)
Represents the provision for income taxes related to income totaling approximately $11.2 million for the pro forma adjustments to income and the historical pre-tax income. The taxes were not historically reflected due to the entities' prior status as a limited liability company.

i)	Represents the shares of Iconix’s common stock and the warrants that were issued as part of the Mudd acquisition.